May 21, 2026 Ana L. Garcia ........................ ........................ Dear Ana, We are pleased to extend this offer of employment to you for the position of Chief Financial Officer at Cycurion, Inc. This offer is subject to the successful completion of customary onboarding requirements, including a successful background check, drug screening, and successful completion of your I-9 employment verification. Your employment with Cycurion, Inc. will commence on June 01, 2026, and will be on an at-will basis. You will serve as Chief Financial Officer, reporting directly to the Chief Executive Officer. Key responsibilities, performance expectations, and KPIs for the role are outlined in Exhibit A. Base Salary Your initial base salary will be $300,000 per year, payable in accordance with the Company’s standard payroll practices and subject to applicable tax withholdings. Work Location Cycurion, Inc. operates as a remote-first company. You will work primarily from your home office, with occasional travel as required for business needs, including in-person meetings with the team, the Board of Directors, investors, and auditors. Bonuses During the Term of Employment, for each fiscal year commencing with the fiscal year beginning January 1, 2026, you will be eligible to receive an annual bonus (each, a "Bonus") of up to 50% of your base salary, based on the achievement of individual and Company performance metrics established by the Chief Executive Officer in their sole discretion. For the 2026 fiscal year, any Bonus will be prorated based on the number of days you are employed during 2026. Any Bonus earned for a fiscal year will be paid during the following fiscal year as soon as reasonably practicable after the Company's audited financial statements are released, but no later than thirty (30) days thereafter. To be eligible to receive a Bonus, you must remain employed by the Company through the Bonus payment date.

Equity Offering The Company will structure a separate equity agreement, to be provided under separate cover, that will include: • A one-time grant of $300,000 of RSUs (valued at the current 409A valuation), subject to a three-year vesting schedule commencing on the employment start date. • Eligibility to participate in the Company’s annual executive equity refresh program. *All equity awards are subject to approval by the Chief Executive Officer, and the Company’s Board of Directors. Severance If the Company terminates your employment without Cause (as defined below), or if your employment is terminated by the Company without Cause in connection with a Change of Control, you will receive severance benefits consisting of: (i) six (6) months of your then-current base salary, payable in accordance with the Company's standard payroll practices; (ii) a pro-rata portion of any earned Bonus for the year of termination; and (iii) if you elect continuation coverage under COBRA, Company-paid premiums for up to six (6) months following your termination date, or until you become eligible for group health coverage through another employer, whichever occurs first. These severance benefits are subject to your execution of a general release of claims in a form acceptable to the Company, which release must become effective and irrevocable within sixty (60) days following your termination date. Definition of Cause For purposes of this letter, “Cause” means any of the following: (i) commission of any act of fraud or any material act of dishonesty; (ii) conviction of a felony; (iii) indictment for, or plea of guilty or nolo contendere to, a felony charge or any criminal act involving moral turpitude; (iv) breach of any material provision of the Company’s Confidentiality, Intellectual Property Assignment, and Restrictive Covenants Agreement; (v) being under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) while performing your duties and responsibilities for the Company; or (vi) repeated refusal or failure to carry out any lawful and reasonable directive of the Company’s board of directors following receipt of written notice and opportunity to cure. Benefits You will be entitled to participate in all medical, vision, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any savings, retirement and profit- sharing plans as are offered by the Company from time to time, subject to the general eligibility and participation provisions set forth in such plans. The Company reserves the right to amend or terminate any or all employee benefit plans at any time. PTO and Holidays You will be entitled to unlimited paid time off (“PTO”) during the Term of Employment in accordance with the Company’s Executive PTO Policy, as amended from time to time. PTO may be taken at mutually agreed upon times, provided such time off does not materially interfere with your duties and responsibilities. Unused PTO may not be carried forward into any subsequent calendar year and will not be paid out upon termination of employment unless required by Company policy or applicable law. You will also be entitled to Company holidays in accordance with the Company’s policies and employee handbook. Additional Agreements As a condition of your employment, you will be required to execute the Company’s standard Confidentiality, Intellectual Property Assignment, and Restrictive Covenants Agreement. This offer letter, together with the agreements referenced above and Exhibit A, constitutes the entire agreement between you and the Company regarding your employment and supersedes and replaces in its entirety any and all prior agreements, offer letters, term sheets, discussions, representations, or understandings between you and the Company, whether written or oral. This agreement shall be governed by the laws of the State of Delaware without regard to conflict of laws principles. We look forward to the opportunity to work together with you. Please indicate your acceptance of this employment offer by signing below. Regards, L. Kevin Kelly, , Cycurion, Inc. Ana Garcia Signature _______________________ Signature___________________ Date___________________________ Date_______________________

Exhibit A – Cycurion, Inc. symbol CYCU. The CFO reports directly to the C will help - cybersecurity, AI- nt and enterprise markets. compliance requirements. - - plans, rolling forecasts, scenario analysis, backlog conversion visibility, and margin performance tracking. discipline, working capital performance, and cash conversion. - risk indicators, and performance dashboards. investor- -quality talent development. Partner cross- Ensure compliance with applicable tax, audit, regulatory, and corporate governance requirements. environments is strongly preferred.

Strong understanding of liquidity management, capital markets readiness, and investor-facing -close performance tracking, is highly desirable. Leadership Competencies High integrity and sound judgment in a regulated public company environment. audiences. Metrics: On- -close adjustments and audit rework versus current baseline. Metrics: Forecast-to-actual variance within agreed tolerance by Q4; monthly KPI dashboard 3. Margin Improvement and Cost Discipline Metrics: Metrics: 13-week cash forecast implemented within 60 days; weekly liquidity review cadence 5. Internal Controls and Audit Readiness Metrics: preparedness. 6. Capital Markets and Investor Support analysts, lenders, and the Board. Metrics: Standardized investor- -close Metrics: within 60 days of close. 8. Team and Infrastructure Development systems, policies, and process scalability. Metrics: Success in this role -term Ana